Exhibit 5.1

Fraser and Company
Barristers & Solicitors
999 West Hastings Street, Suite 1200
Vancouver, British Columbia
Canada V6C 2W2
Tel: (604) 669-5244 Fax: (604) 669-5791

September 23, 2004

Barnabus Enterprises Ltd.
1500 Hornby Street, Suite 2006
Vancouver, British Columbia V6Z 2R1

Dear Madam/Sir:

Re:  Barnabus Enterprises Ltd. 2004 Consultant Compensation Plan

We have acted as counsel to Barnabus Enterprises Ltd. ("Barnabus") in connection with the registration with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") of 9,771,000 shares of Barnabus' common stock, par value $0.001 per share (the "Shares"), which may be issued in connection with the above-referenced plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of Barnabus relating to the registration and proposed issuance of the common stock, the Articles of Incorporation of Barnabus and all amendments thereto, the Bylaws of Barnabus, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that when (i) the Registration Statement becomes effective, (ii) the Shares are issued in conformance with the terms and conditions of the Plan and the prospectus forming a part of the Registration Statement, and (iii) certificates representing the Shares are duly executed, countersigned, registered and delivered, then the Shares will be legally issued, fully paid, and nonassessable under the General Corporation Law of the State of Nevada. This opinion is limited to the due issuance of the Shares for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the Registration Statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

Yours truly,
FRASER and COMPANY

/s/ Fraser and Company